EX 10.19
EXECUTION COPY

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 16, 2019 (the “Execution Date”), is entered into by and between REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation (“RCPC” and, together with its parent Revlon, Inc. (“Revlon”) and its subsidiaries, the “Company”), and SERGIO PEDREIRO (the “Executive”).
WHEREAS, effective with a target start date of January 8, 2020, or as soon thereafter as possible, but by no later than February 20, 2020 (the “Effective Date”), RCPC wishes to employ the Executive, and the Executive wishes to accept employment with the Company, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, RCPC and the Executive hereby agree as follows:
1.Employment, Duties and Acceptance.
1.1Employment, Duties. Effective as of the Effective Date, RCPC hereby employs the Executive for the Term (as defined in Section 2) to render exclusive and full-time services to the Company in the capacity of Chief Operating Officer of Revlon and RCPC, with such duties and responsibilities consistent with such position (including service as a director of the Company or director or officer of any subsidiary of the Company if so elected) as may be assigned to the Executive from time to time by the Company’s Chief Executive Officer (the “CEO”). During the Term, the Executive’s title shall be Chief Operating Officer of Revlon and RCPC, with such additional title(s) consistent with the Executive’s duties from time to time as may be designated by the Company. The Executive agrees to serve as a member of the Executive Leadership Team or such other committee of the Company’s most senior executives as may succeed the Executive Leadership Team from time to time and report to the CEO or the successor to such position.
1.2Acceptance. The Executive hereby accepts employment under, and agrees to render the services described in, this Agreement. During the Term, the Executive agrees to serve the Company faithfully and to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests. Notwithstanding the foregoing, the Executive may continue to manage his personal finances, engage in charitable activities and professional development activities and, with the prior approval of the CEO, serve on the Board of a company provided none of the foregoing, individually or taken together, distract from or interfere with the Executive’s performance of his responsibilities under this Agreement.
1.3Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s principal office in the New York City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.
1.4Representations.
a.As an inducement for the Company to enter into this Agreement, the Executive hereby represents and warrants to the Company that: (i) the Executive is not a party to any contract, agreement or understanding which prevents, prohibits or limits the Executive in any way from entering into and fully performing the Executive’s obligations under this Agreement and any duties and responsibilities that may be assigned to the Executive hereunder; and (ii) in negotiating this Agreement, the Executive and his representatives provided the Company with materially complete and accurate information about his compensation from his prior employer and the value of any deferred compensation, benefits or other consideration (whether attributable to termination, resignation, retirement or otherwise) that he has forfeited or is forfeiting as a result of ceasing his current employment and joining the Company. These representations and warranties shall survive during the Term of this Agreement and thereafter.

b.The Company represents and warrants to the Executive (x) that it has been fully authorized, by any person or body whose authorization is required, to enter into, and carry out the terms of, this Agreement and (y) that no law, regulation, order, judgment, decree or Company plan or arrangement restricts it from entering into, and carrying out the term of, this Agreement.
2Term of Employment. The term of the Executive’s employment under this Agreement shall commence on the Effective Date and shall continue on an at-will basis until terminated by either party pursuant to Section 4 (the “Term”).
3Compensation; Benefits.
3.1.Salary. The Company agrees to pay the Executive during the Term a base salary, payable bi-weekly, at the annual rate of not less than $820,000 (such annualized base salary, as in effect from time to time, the “Base Salary”). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. The Executive will be considered for merit increases in connection with the Executive’s performance evaluations, which are performed in accordance with the Company’s salary administration policies and procedures (which generally occur annually). In the event that RCPC, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement.
3.2.Incentive Compensation.
3.3.Annual Bonus. The Executive shall be eligible to participate in the Company’s annual bonus programs as shall be in effect from time to time (the “Bonus Programs”), to the extent implemented under the Revlon Executive Incentive Compensation Plan or such successor plan as shall be in effect from time to time (the “Incentive Compensation Plan”), with a target bonus of 100% of Base Salary, and with the amount actually paid based on the degree to which performance objectives set by the Compensation Committee or its designee are achieved, subject to the terms and conditions of such Bonus Programs and the Incentive Compensation Plan. In the event that the Executive’s employment shall terminate pursuant to Section 4.4 during any calendar year, the Executive’s bonus with respect to the year during which such termination occurs shall be pro-rated (the “Pro-Rated Bonus”) for the actual number of days of active employment during such year and such Pro-Rated Bonus shall be payable (i) if and to the extent bonuses are payable to other executives under the Bonus Programs for that year based upon achievement of the objectives set for that year and not including any discretionary bonus amounts which may otherwise be payable to other executives despite non-achievement of bonus objectives for such year, and (ii) on the date bonuses would otherwise be payable to executives under the Bonus Programs, but no later than March 15th of the year following the year to which the bonus relates. Notwithstanding anything herein or contained in the Bonus Programs and/or the Incentive Compensation Plan to the contrary, in the event that the Executive’s employment shall terminate pursuant to Section 4.4 during any calendar year, the Executive shall also be entitled to receive the Executive’s bonus (if not already paid) with respect to the year immediately preceding the year of termination (if bonuses with respect to such year are payable to other executives based upon achievement of bonus objectives, and not based upon discretionary amounts which may be paid to other executives despite non-achievement of bonus objectives) as and when such bonuses would otherwise be payable to executives under the Bonus Programs despite the fact that the Executive may not be actively employed on such date of payment (the “Prior Year Bonus”). Notwithstanding anything to the contrary contained herein, for the year ending December 31, 2020, the Executive’s annual bonus opportunity shall be targeted at 100% of the Executive’s Base Salary (without proration); provided, that (i) in no event will the bonus awarded thereunder be less than 100% of the Executive’s Base Salary ($820,000), and (ii) it shall be payable at the same time as other executives’ bonuses are paid, but no later than March 15, 2021 (the “2020 Guaranteed Bonus”), provided that Executive remains employed through the payment date, unless this Agreement is terminated pursuant to Sections 4.1, 4.2 or 4.4.
i.Long-Term Incentive Program (“LTIP”). During the Executive’s period of employment with the Company in this position, the Executive shall be eligible to participate each year in the Company’s LTIP Program and receive a long-term incentive award (the “LTIP Award”), under the applicable plan governing such award (the “Applicable Plan”), which in the case of cash-based awards are issued under the Incentive Compensation Plan and, in the case of stock-based awards, are issued under the Fourth Amended and Restated Revlon, Inc. Stock Plan, as amended, or such successor plan as shall be in effect from time to time (the “Stock Plan”), subject annually to Compensation Committee determination and approval and the terms of the Applicable Plan and the applicable LTIP terms adopted by the Compensation Committee, each in its discretion; provided that the Executive will be entitled to a 2020 LTIP Award with a total target value of $2,200,000 (the “2020 LTIP Award”), which may be payable in cash or stock, subject to the terms of the applicable LTIP Program and the Applicable Plan, including, without limitation, that the Executive must remain actively employed through the applicable LTIP performance period and until the LTIP is paid. Notwithstanding anything herein to the contrary, in the event that the Executive’s employment terminates pursuant to Section 4.4, with respect to the restricted stock units or other awards granted to the Executive under his 2020 LTIP, the Executive shall be entitled to receive the shares (or other forms of award) that would vest on the vesting date that immediately follows such termination date (with any performance-based portion in respect of such 2020 LTIP Award being based upon achievement of applicable objectives, and not based upon discretionary amounts which may be paid to other executives despite non-achievement of objectives) (the “Final 2020 LTIP Award Tranche”) and all subsequent outstanding unvested tranches of the Executive’s 2020 LTIP Award and other LTIP Awards shall be cancelled and forfeited.
a.Business Expenses. RCPC shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, subject to and in accordance with the Revlon Travel and Entertainment Policy as in effect from time to time, or such policy or policies, if any, as may succeed it.
b.Vacation. During each calendar year of the Term, the Executive shall be entitled to a vacation period or periods in accordance with the vacation policy of the Company as in effect from time to time (currently, this provides for 20 days of vacation plus 4 floating holidays per annum).
c.Benefits. During the Term, the Executive shall be entitled to participate in those qualified and non-qualified defined benefit, defined contribution, group life insurance, medical, dental, disability and other benefit plans and programs of the Company as from time to time in effect (or their successors) generally made available to other senior executives of the Company of the Executive’s level generally and in such other plans and programs and in such perquisites, as from time to time in effect, as may be generally made available to senior executives of the Company’s leadership team. The Company shall afford Executive an annual tax preparation and financial counseling allowance in the amount of $10,000 gross per annum, less applicable and lawful withholdings and deductions, subject to the applicable tax preparation and financial counseling policy as in effect from time to time, or its successor plan(s). In addition, the Company shall afford Executive an annual car allowance in the amount of $24,000 gross per annum, less applicable and lawful withholdings and deductions, subject to the applicable car policy, as may be in effect from time to time, or its successor plan(s).
d.Sign-on Bonus. Executive shall receive a one-time sign-on bonus of $780,000 (the “Sign-On Bonus”) payable in two equal installments of $390,000 (less required withholdings and deductions). The first installment shall be payable to the Executive in the first regular payroll cycle following the Effective Date of this Agreement, and the second installment shall be payable in the first regular payroll cycle following May 4, 2020, provided that the Executive remains actively employed with the Company as of the applicable payment date. If, within 24 months of the Effective Date, Executive’s employment terminates pursuant to Section 4.3 or 4.5, Executive agrees that he will repay to RCPC the full amount of the Sign-On Bonus paid to him, but on a net after-tax basis, no later than 10 days following the Termination Date (as defined below). Executive voluntarily agrees that a portion of his final paycheck and any other amounts then owned by the Company to the Executive may be withheld as partial or full repayment of any monies owed by Executive to RCPC, to the fullest extent allowed by applicable law.
e.Legal Fees. The Company agrees to pay or reimburse Executive for, all legal fees reasonably incurred by the Executive in connection with negotiating the terms of this Agreement and related documents, up to $20,000, with any payment or reimbursement due within 30 days after the Company’s receipt of an invoice accompanied by customary supporting documentation.

f.Internal Revenue Code Section 409A. Section 409A of the Code (as defined in this Section 3.8, below) and/or its related rules and regulations (“Section 409A”), imposes additional taxes and interest on compensation or benefits deferred under certain “non-qualified deferred compensation plans” (as defined under the Code). These plans may include, among others, non-qualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements. It is the intent of the parties that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, this Agreement shall be interpreted consistent with such intent. The Company reserves the right to provide compensation or benefits under any such plan in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A, including any required withholdings, and the Executive agrees to cooperate with the Company in such actions. Specifically, and without limitation of the previous sentence, if the Executive is a “specified employee,” as such term is defined under Section 409A (generally, one of the Company’s top 50 highest paid officers), to the extent required to comply with Section 409A, the Company will not make any payments to the Executive under this Agreement upon a “separation from service,” as such term is defined under Section 409A, that constitute “deferred compensation” subject to Section 409A until 6 months and one day after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death. Upon expiration of the 6 months and one day period, or, if earlier, the date of the Executive’s death, the Company shall make a payment to the Executive (or his beneficiary or estate, if applicable) equal to the sum of all payments that would have been paid to the Executive from the date of separation from service had the Executive not been a “specified employee” through the end of the 6 month and one day period or the date of death (whichever is earlier), and thereafter the Company will make all the payments at the times specified in this Agreement or applicable policy, as the case may be. In addition, the Company and the Executive agree that the Executive shall have no duties after the date that his employment under this Agreement terminates (the “Termination Date”) that are inconsistent with his having had a “separation from service” on or before that date for purposes of Section 409A. For purposes of this Section 3.8, the right to a series of installment payments, such as salary continuation or severance payments, shall be treated as the right to a series of separate payments and shall not be treated as a right to a single payment. Any in-kind benefits or reimbursements provided under this Agreement that constitute deferred compensation subject to Section 409A shall be subject to the following: (i) any such in-kind benefit or payment reimbursement provided during one calendar year shall not affect the amount of such in-kind benefit or reimbursement provided during a subsequent calendar year; (ii) such in-kind benefit or reimbursement may not be exchanged or substituted for other forms of compensation to the Executive; and (iii) reimbursement payments shall be made to the Executive no later than the last day of the taxable year following the year in which the reimbursed expense is incurred. For purposes of this Agreement, the term “Code” shall mean the Internal Revenue Code of 1986, as amended, including all final regulations promulgated thereunder, and any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.
3.4.Termination.
a.Death. If the Executive shall die during the Term, the Term shall terminate and such termination shall be considered a termination “Without Cause” and no further amounts or benefits shall be payable hereunder, other than (i) pursuant to life insurance provided under Section 3.5; and (ii) the payments set forth in Section 4.4 below (other than Section 4.4.1(e)). Except as provided in this Section 4.1, the Company shall have no further compensation obligation to the Executive or the Executive’s heirs hereunder in the event of the Executive’s death. Subject to the terms of this Agreement and the applicable policy, the Executive’s right to indemnification and coverage under Directors and Officers insurance shall survive termination of employment.
b.Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive has been unable to perform the Executive’s services hereunder for: (i) a period of 6 consecutive months; or (ii) shorter periods aggregating 6 months during any 12-month period, RCPC may at any time after the last day of the 6 consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of 6 months, by written notice to the Executive (but before the Executive has returned to active service following such disability), terminate the Term and no further amounts or benefits shall be payable hereunder other than for the payments set forth in Section 4.4 below. Except as provided in this Section 4.2, the Company shall have no further compensation obligation to the Executive hereunder in the event of such termination. Subject to the terms of this Agreement and the applicable policy, the Executive’s right to indemnification and coverage under Directors and Officers insurance shall survive termination of employment.
c.Termination for Cause. The Company may at any time by written notice to the Executive terminate the Term for “Cause” and, upon such termination, the Executive shall be entitled to receive no further amounts or benefits hereunder, except for his Final Compensation (as defined below) as of the date of such notice and as required by law. As used herein the term “Cause” shall mean: (i) gross neglect by the Executive of the Executive’s duties hereunder; (ii) conviction of the Executive of any felony; (iii) conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its affiliates; (iv) willful misconduct by the Executive in connection with the performance of the Executive’s duties hereunder or other material breach by the Executive of this Agreement (specifically including, without limitation, Section 1.4); (v) any breach of the Revlon Code of Conduct and Business Ethics, including, without limitation, the Code of Ethics for Senior Financial Officers, or the Non-Competition Agreement (as defined in Section 5.2); or (vi) any other conduct on the part of the Executive which would make the Executive’s continued employment by the Company prejudicial in any material respect to the best interests of the Company. If and to the extent any occurrence of Cause is capable of cure in the good faith determination of the Company, the Company shall provide notice of same to the Executive, who shall then have 10 days to cure such event of Cause to the satisfaction of the Company, it being acknowledged and agreed that the Company’s good faith determination as to whether a Cause event is subject to cure shall be final and binding upon the parties.
d.Company Breach; Other Termination. The Executive shall be entitled to terminate the Term and the Executive’s employment if: (w) the Company materially breaches any of its obligations hereunder (a “Material Breach”); (x) the Executive provides notice to RCPC within 30 days of such breach; (y) the Company fails to reasonably cure such Material Breach in all material respects within 90 days of receiving such notice; and (z) the Executive resigns his employment within 30 days after the cure period expires; provided that: (i) Revlon no longer being a publicly traded entity shall not constitute a Material Breach; and (ii) an arms’ length disposition of all, substantially all or a significant portion of the Company’s assets shall not give rise to a claim of Material Breach by the Executive. In addition, RCPC shall be entitled to terminate the Term and the Executive’s employment at any time and without prior notice (any such termination, a termination “Without Cause”). In consideration of the Executive’s covenant in Section 5.2, upon termination under this Section 4.4 by the Executive, or in the event that RCPC so terminates the Term under this Section 4.4, the Executive shall have no affirmative duty to seek other employment to mitigate the payments provided below and RCPC agrees, and the Company’s sole obligation arising from such termination shall be, for RCPC either:
i.(a) to pay the Executive his “Final Compensation,” consisting of: (i) the Base Salary earned but not paid through the date of termination; (ii) any vacation time earned but not used through the date of termination; (iii) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation thereof are submitted within 90 days following termination and that such expenses are reimbursable under Company policy; and (iv) vested benefits as may be provided under the terms of any applicable Company plan or agreement;
(b) to make payments to the Executive in lieu of Base Salary in the amounts prescribed by Section 3.1 for a period of 12 months following the termination date (the “Severance Period”);
(c) to pay the Executive the unpaid portion of any Prior Year Bonus, 2020 Guaranteed Bonus and the Pro-Rated Bonus (without duplication of any such bonus payments), each as contemplated by Section 3.2.1;
(d) to pay the Executive the Final 2020 LTIP Award Tranche, as contemplated by Section 3.2.2; and
(e) to continue the Executive’s participation in the medical, dental and vision plans of the Company in which the Executive was then participating as of the date of termination pursuant to Section 3.5 (in each case less amounts required by law, including COBRA, to be withheld) through the Severance Period, provided that: (1) such benefit continuation is subject to the terms of such plans and applicable law, including COBRA; and (2) the Executive may continue participation in the Company’s medical, dental and vision benefit programs by continuing to pay premiums to the Company at the contribution level in effect for active employees until the earliest to occur of: (i) the end of the Severance Period; (ii) the expiration of the maximum period for continuation coverage permissible under applicable federal law for which the Executive would be eligible; or (iii) when the Executive becomes covered by medical, dental and/or vision plans of another employer or becomes eligible for Medicare (or similar governmentally-sponsored benefit).
Any bonus payments required pursuant to this Section 4.4.1 shall be payable as and when bonuses would otherwise be payable to executives under the Bonus Program as then in effect. As a condition to receiving the payments and benefits under this Section 4.4, the Executive shall, as a condition, execute such release, confidentiality, non-competition (consistent in all respects with the Non-Competition Agreement (as defined in Section 5.2 below)) and other covenants as would be required in order for the Executive to receive payments and benefits under the Executive Severance Plan that is applicable to the Executive referred to in Section 4.4.2 below. The Company’s obligations pursuant to this Section 4.4 shall not be subject to the Executive’s duty to mitigate damages by seeking other employment; provided, however, that in the event that the Executive shall earn compensation in respect of the Severance Period (even if paid thereafter) from other employment or consultancy during such period (other than compensation earned by the Executive in respect of board service), such compensation shall reduce dollar-for-dollar any amount of payments payable to the Executive under this Section 4.4; provided, that compensation that may offset such payments shall not include standard fees for serving as a member of a board of directors or a committee thereof so long as such income is not being delayed or paid in a manner that is intended to circumvent or manipulate this offset provision. The Executive is required to notify the Company immediately if he begins new employment or provides consulting or advisory services (including Board service) during the Severance Period. The Executive shall be required to repay promptly to the Company any excess benefits contributions or payments made by the Company; or
4.4.2 to make the payments and provide the benefits prescribed by, and in accordance with the terms and conditions of, the Executive Severance Plan, including but not limited to the condition that the Executive execute a release of claims in a form satisfactory to the Company, as described in Section 4.6.
4.4.3 The Company shall provide the greater of the payments and other benefits described under Sections 4.4.1 and 4.4.2; provided, however, if the provision of any benefits described above would trigger a tax under Section 409A, the Company shall instead promptly pay to the Executive in a cash lump-sum payment an amount equal to the value (based on the then-current cost to the Company) of such benefits. Any compensation earned by the Executive from other employment or a consultancy shall reduce the payments required pursuant to Section 4.4.1 above or shall be governed by the terms of the Executive Severance Plan in the case of Section 4.4.2 above.
e.Voluntary Termination by the Executive other than for Material Breach under Section 4.4. The Executive may terminate his employment hereunder at any time upon 60 days’ advance written notice to the Company. In the event of termination of the Executive’s employment pursuant to this Section 4.5, the Company shall have no further compensation obligation to the Executive, other than for any Final Compensation through the actual date of such termination. Subject to the terms of this Agreement and the applicable policy, the Executive’s right to indemnification and coverage under Directors and Officers insurance shall survive termination of employment.
f.Resignation and Release. Upon any termination of employment, the Executive shall promptly resign from any positions with the Company, whether as an officer, director, employee or otherwise and he shall promptly execute any documents reasonably required to effectuate his resignation. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments to which the Executive is entitled under Section 4 or Section 13, other than payment of any Final Compensation, are conditioned upon and subject to the Executive’s (or his estate’s) execution, delivery and non-revocation within 55 days following the Executive’s termination of employment of a general waiver and release of all claims, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement, and otherwise in substantially the form delivered to the Executive in connection with the execution of this Agreement (the “Release Condition”); provided that for the avoidance of doubt, the restrictive covenants contained or referred to in Section 5, 6 and 7 of this Agreement shall survive the termination of the Executive’s employment under this Agreement. Payments and benefits of amounts which do not constitute non-

qualified deferred compensation and are therefore not subject to Section 409A shall commence on the first regular payroll date that is at least 5 days after the Release Condition has been satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 3.8 above), provided that the Release Condition has been satisfied.
g.Award Agreements. For the avoidance of doubt, notwithstanding anything to the contrary herein, in the event the terms of any applicable award agreement with respect to any termination of employment are more favorable to Executive than the terms provided in this Section 4, the applicable award agreement shall control.
h.No Mitigation. The Executive shall have no duty to mitigate by seeking other employment or otherwise and no compensation earned by the Executive from other employment, a consultancy or otherwise shall reduce any payments provided for under this Section 4, except as expressly set forth in this Agreement.
3.5.Protection of Confidential Information; Non-Competition; Non-Disparagement.
a.The Executive acknowledges that the Executive’s services are unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive’s work for the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and plans which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:
i.except in the course of performing the Executive’s duties provided for in Section 1.1, not at any time, whether during or after the Executive’s employment with the Company, divulge to any other entity or person any confidential information acquired by the Executive concerning the Company’s or its affiliates’ financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or its affiliates or their respective family members, or, except only to the extent required to enforce this Agreement in legal proceedings and then subject to the fullest extent possible pursuant to protective orders and other measures to maintain the confidentiality of such information, any information concerning the circumstances of the Executive’s employment and any termination of the Executive’s employment with the Company or any information regarding discussions related to any of the foregoing. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, blog, post, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial or over the internet. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, the Executive may comply, but will, before he does so, promptly notify RCPC, take all reasonable steps requested by RCPC, at RCPC’s reasonable expense, to defend against the compulsory disclosure and permit RCPC, at its expense, to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information the disclosure of which is prohibited by this section is of a confidential and proprietary character and of great value to the Company; and
ii.to deliver promptly to the Company on termination of the Executive’s employment with the Company, or at any time that RCPC may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents and files (and all copies thereof, whether in hard copy format, electronic or otherwise) relating to the Company’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control, including, without limitation, computer disks, thumb drives or data (including data retained on any computer), and any home office equipment or computers purchased or provided by Revlon. Notwithstanding the foregoing, Executive may retain “address books” (and electronic equivalents) of personal and business contacts.
b.In consideration of RCPC’s covenant in Section 4.4, the Executive agrees: (i) in all respects fully to comply with the terms of the Company’s Employee Agreement as to Confidentiality and Non-Competition as in effect on the Effective Date (the “Non-Competition Agreement”), whether or not the Executive is a signatory thereof, with the same effect as if the same were set forth herein in full; and (ii) in the event that the Executive shall terminate the Executive’s employment otherwise than as provided in Section 4.4, the Executive shall, if the Company so elects pursuant to the terms and conditions of the Non-Competition Agreement, comply with the restrictions set forth in paragraph 9(e) of the Non-Competition Agreement through the 12-month period following Executive’s termination date, subject only to the Company continuing to make payments equal to the Executive’s Base Salary during such period, notwithstanding the limitation otherwise applicable under paragraph 9(d) thereof or any other provision of the Non-Competition Agreement.
c.At no time during the Term or after the Executive’s employment will the Executive utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about the Company and/or any of its businesses, or any of its officers, employees or directors.
d.If the Executive commits a breach of any of the provisions of Sections 5.1, 5.2 or 5.3 hereof, and fails to cure such breach within 10 days after receiving written notice from RCPC describing the breach in reasonable detail and requesting cure, RCPC shall have the following rights and remedies:
i.the right and remedy to immediately terminate all further payments and benefits provided for in this Agreement (including but not limited to any payments that become payable under the Executive Severance Plan), except as may otherwise be required by law in the case of qualified benefit plans;
ii.the right and remedy to have the provisions of this Agreement specifically enforced by a court having equity jurisdiction as identified in Section 11.1 below, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages and disgorgement of profits will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of Sections 5.1, 5.2 or 5.3, the right and remedy to be granted a preliminary and permanent injunction in a court having equity jurisdiction as identified in Section 11.1 below (it being agreed that each of the rights and remedies enumerated above shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to RCPC under law or in equity);
iii.(i) to the extent that on the date of such breach there shall remain outstanding and unexercised (whether or not then vested) any portion of any stock option or stock appreciation right or there shall remain outstanding and unvested any portion of any other restricted stock, restricted stock unit or other equity award granted to the Executive under any Revlon stock or incentive plan, such award or portion thereof shall immediately and automatically terminate and, if applicable, become unexercisable, without any action or notice by the Company, and (ii) to the extent an award had vested (which, for the sake of clarity, does not affect the Company’s ability to claw back the income from such award as provided herein), the right and remedy to require the Executive to repay the Company for any income realized by the Executive related to any such awards during the 12-month period (or if the violation occurred on or following the termination of his employment for COC Good Reason (as hereinafter defined), the 24-month period; provided, that, such period shall not go back to more than one year prior to the termination of his employment) prior to the date of the violation (or during any applicable post-termination exercise period related to options or stock appreciation rights or vesting period related to restricted stock, restricted stock unit or other equity awards); and
iv. the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively “Benefits”) derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5.1, 5.2 or 5.3 hereof, and the Executive hereby agrees to account for and pay over such Benefits as directed by the Company.
e.If any of the covenants contained in Sections 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.
f.If any of the covenants contained in Sections 5.1, 5.2 or 5.3, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.
g.The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state or country within the geographical scope of such covenants as necessary to enforce a determination of a court identified in Section 11.1 below. In the event that the courts of any one or more of such states or countries shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect RCPC’s right to the relief provided above in the courts of any other states or countries within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state or country being for this purpose severable into diverse and independent covenants.
h.Any termination of the Term or the Executive’s employment shall have no effect on the continuing operation of this Section 5 and this Section 5 shall survive any termination of the Term or the Executive’s employment.
3.6.Inventions and Patents.
a.The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by the Executive during the Term, or following the Term if derived from Confidential Information, shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s Confidential Information, facilities or materials. “Inventions” shall not, however, include managerial concepts and skills generally applied by experienced senior executives. The Executive shall further: (a) promptly, upon reasonable request, disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign, upon reasonable request, all papers necessary to carry out the foregoing; and (d) give testimony, upon reasonable request and at the Company’s sole expense, in support of the Executive’s inventorship.
b.If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive’s employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.
c.The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.
3.7.Intellectual Property. Notwithstanding and without limitation of Section 6, the Company shall be the sole owner of all Confidential Information, Inventions and all other products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the

Executive may acquire, obtain, develop or create during the Term in connection with Company’s business, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, upon reasonable request by RCPC and at RCPC’s sole expense, execute such assignments, certificates or other instruments as RCPC may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.
3.8.Revlon Code of Conduct and Business Ethics. In consideration of RCPC’s execution of this Agreement, the Executive agrees in all respects to fully comply with the then current most recently published or circulated terms of the Revlon Code of Conduct and Business Ethics, a current copy of which is annexed as Schedule A, including, without limitation, the Code of Ethics for Senior Financial Officers, included within such Code, whether or not the Executive is a signatory thereof, with the same effect as if the same were set forth herein in full. In addition, the Executive agrees and acknowledges that incentive amounts and awards (as used within the meaning of the Dodd-Frank Wall Street Reform and Consumer Protection Act) payable pursuant to this Agreement or any bonus or incentive plan are subject to forfeiture and recoupment and may be cancelled without payment, and/or a demand for repayment of any previously paid amounts may be made upon the Executive in accordance with the Company’s forfeiture and recoupment policies with regard to financial statements as are required by law to be adopted and in effect from time to time. This provision shall survive termination of the Executive’s employment. The forfeiture provisions in this Section 8 are in addition to any forfeiture provisions contained elsewhere in this Agreement. Following a Change of Control (as hereinafter defined), with respect to awards made prior to the Change of Control, the Executive shall only be subject to forfeiture or recoupment provisions that are required by law and which shall not be any broader than what is required by law or as provided in this Agreement.
3.9.Indemnification. Subject to the terms, conditions and limitations of its by-laws and applicable Delaware law, Revlon, Inc. and RCPC will to the fullest extent permissible under such by-laws defend and indemnify the Executive against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company, such indemnification to include advancement of expenses to the maximum extent permitted by, and in accordance with, such by-laws. The Executive shall be covered by the Directors and Officers insurance coverage as is maintained by Revlon, Inc. and RCPC for its directors and officers including, to the extent provided under such Directors and Officers insurance, coverage for actions, suits or proceedings brought after the Executive ceases employment with RCPC but relating to periods during the Executive’s employment with RCPC. The Executive shall be required to enter into a standard undertaking as a condition to the advancement of legal fees and expenses. This provision shall survive termination of the Executive’s employment and shall remain in effect through all applicable statutes of limitation.
3.10.Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, emailed, sent by overnight courier, or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), provided that all notices to the Company shall be sent to the Company’s then current worldwide global headquarters address, the current address for which is set forth below, and shall also be sent simultaneously by email, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
If to the Company, to:
         Ely Bar-Ness, Chief Human Resources Officer
         Revlon
         One New York Plaza
         New York, New York 10004
         E-mail: ely.bar-ness@revlon.com

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company as of the date such notice is given, with a copy (which shall not constitute notice) to:
Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Attention: Robert M. Sedgwick, Esq.
Phone: (212) 735-8833
Fax: (917) 522-3133
Email: rsedgwick@morrisoncohen.com

3.11.General.
a.GOVERNING LAW AND CHOICE OF FORUM. This Agreement shall be governed by, and construed and enforced in accordance with, its express terms and otherwise in accordance with the laws of the State of New York applicable to transactions executed and to be wholly performed in New York between residents thereof, without regard to the state’s conflict of laws provisions, except as otherwise preempted by the laws of the United States. The parties consent and agree to the exclusive jurisdiction of the Federal and State courts sitting in New York County for all purposes. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. ALSO, THE PARTIES TO THIS AGREEMENT, TO THE EXTENT ALLOWED BY LAW, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS AGREEMENT OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE EMPLOYMENT RELATIONSHIP, OR ACTIONS OR INACTIONS OF ANY PARTY HERETO. This provision is a material inducement for the parties to enter into this Agreement.
b.The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
c.This Agreement (together with its Schedules referred to in it) sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof including any offer letter or term sheets. No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. This Agreement amends and restates, supersedes and replaces any and all prior employment agreements, offer letters, letter agreements and the like covering the terms of Executive’s employment with or services to the Company, all of which are considered void and of no further force or effect.
d.This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assignees. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all, substantially all or any significant portion of any business to which the Executive’s services are then principally devoted, provided that no assignment shall relieve RCPC from its obligations hereunder to the extent the same are not timely discharged by such assignee.
e.This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
f.This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile, e-photo, email or in PDF format shall be deemed effective for all purposes.
3.12.Subsidiaries and Affiliates. As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.
3.13.Change of Control Payments and Benefits.
a.Benefit Continuation; Bonus and Salary Payment. If in the 24 months following the effective date of any Change of Control, as defined on Schedule B (such period, the “Post-COC Term” and such date, the “COC Effective Date”), the Executive terminates the Term of his employment for “COC Good Reason” (as defined below in sub-clause 13.1.4) or if the Company terminates the Term of the Executive’s employment other than for Cause (or if the Company terminates the Executive’s employment without Cause in connection with or in anticipation of the Change of Control), then Executive shall be entitled to receive the payments and benefits provided in this Section 13 in lieu of the payments specified in Section 4.4, subject to the Release Condition; provided, however, that if the termination or resignation occurs prior to the Change of Control, the Executive shall continue to receive the amounts and benefits specified in Section 4.4 as provided therein and any amounts in excess thereof that would be paid to or received by the Executive upon a Change of Control shall be paid/provided in accordance with this Section following the occurrence of the Change of Control, and further provided that any excess amounts subject to Section 409A as non-qualified deferred compensation shall not be provided in the event the Change of Control does not satisfy the requirements of a “change of control” event for purposes of Section 409A.
i.If the Executive is enrolled in the Company’s medical, vision and/or dental plans on the date of termination and provided that the Executive is permitted to continue such participation under applicable law and plan terms without the imposition of a penalty on the Company, and if the Executive elects to continue his participation and that of his eligible dependents in those plans for a period of time under COBRA, then, until the earliest to occur of: (i) the conclusion of the Damage Period; (ii) the conclusion of the COBRA period; or (iii) the date the Executive begins new employment, the Company will contribute to the premium cost of the Executive’s coverage and that of his eligible dependents under those plans at the rate it contributed to the Executive’s premium cost of coverage on the date of termination (such contribution to be treated as a bonus and subject to any applicable tax withholdings). To be eligible for these Company premium contributions, however, the Executive must pay his portion of the premium cost during the Damage Period. The Executive is required to notify the Company immediately if he begins new employment during the Damage Period and to repay promptly any excess benefits contributions made by the Company. After the Company’s contributions end, the Executive may continue benefits coverage for the remainder of the COBRA period, if any, by paying the full premium cost of such benefits. The “Damage Period” shall mean the 12-month period following the date of termination.
ii.The Company shall immediately pay to the Executive a cash lump-sum payment equal to 2 times the sum of (A) the greater of the Executive’s Base Salary in effect on (1) the COC Effective Date or (2) such termination date, plus (B) the average amount of the gross (pre-tax) annual bonus amounts earned by the Executive referred to in Section 3.2.1 of this Agreement over the 5 calendar years preceding such termination (or, if employed by the Company for less than 5 calendar years, the actual number of calendar years for which the Executive was eligible to receive an annual bonus payment) (the “Cash Severance”). For the purposes of the foregoing calculation, if the annual bonus has not been declared for a completed calendar year, such bonus shall be determined based on actual results under the plan for corporate objectives and based on target for individual performance objectives. In addition, (i) the Executive shall immediately receive any Prior Year Bonus (if not already paid) and any Final Compensation, and (ii) any unvested LTIP Awards issued under the Stock Plan shall immediately vest in full. Notwithstanding the foregoing, if the Change of Control does not satisfy the requirements of a “change of control” event for purposes of Section 409A, the Cash Severance will not be paid in a cash lump sum, but rather in equal installments in accordance with Section 4.4.
iii.“COC Good Reason” means, for purposes of this Section 13 only (and not for any other purpose or reason under this Agreement): (A) a material diminution in the Executive’s title, duties, responsibilities or authority; (B) a change in Executive’s reporting line; (C) any reduction in the Executive’s Base Salary; (D) any reduction in the Executive’s annual bonus opportunity; (E) a material breach of this Agreement by the Company; or (F) the Executive’s being required by the Company to relocate beyond a 50-mile radius of the Executive’s then current office; provided that the Executive provides written notice to the Company of such event of COC Good Reason within 90 days following the Executive’s knowledge of such event of COC Good Reason and the Company has not cured such event of COC Good Reason within the 30-day period following the written notice and the Executive thereafter resigns his employment for COC Good Reason within 1 year of such event of COC Good Reason (but no later than the end of the Post-COC Term); it being understood that if the Executive fails to resign within such 1-year period, his right to terminate his employment due to COC Good Reason shall be deemed to be waived.
b.Award Agreement. For the avoidance of doubt, notwithstanding anything to the contrary herein, in the event the terms of any applicable award or other agreement with respect to any termination of the Executive’s employment following a Change of Control are more favorable to the Executive than the terms provided in this Section 13, the applicable award or other agreement shall control.
c.No Mitigation. The Executive shall have no duty to mitigate by seeking other employment or otherwise, and no compensation earned by the Executive from other employment, a consultancy or otherwise shall reduce any payments or benefits provided for under this Section 13.
3.14.Section 280G.
a.If the aggregate of all amounts and benefits due to the Executive under this Agreement or any other plan, program, agreement or arrangement of the Company or any of its affiliates, which, if received by the Executive in full, would constitute “parachute payments,” as such term is defined in and under Section 280G of the Code (collectively, “Change of Control Benefits”), reduced by all Federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive, after all such applicable taxes, if the Executive received aggregate Change of Control Benefits equal to an amount which is $1.00 less than 3 times the Executive’s “base amount,” as defined in and determined under Section 280G of the Code, then such Change of Control Benefits shall be reduced or eliminated to the extent necessary so that the Change of Control Benefits received by the Executive will not constitute parachute payments. If a reduction in the Change of Control Benefits is necessary, reduction shall occur in the following order unless the Executive elects in writing a different order, subject to the Company’s consent (which shall not be unreasonably withheld or delayed): (i) severance payment based on a multiple of Base Salary and/or annual bonus; (ii) other cash payments; (iii) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A - 24(c); (iv) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A - 24(c); (v) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A - 24(c); (vi) acceleration of vesting of all other stock options and equity awards; and (vii) within any category, reductions shall be from the last due payment to the first.
b.It is possible that after the determinations and selections made pursuant to Section 14.1 above the Executive will receive Change of Control Benefits that are, in the aggregate, either more or less than the amounts contemplated by Section 14.1 above (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If there is an Excess Payment, the Executive shall promptly repay the Company an amount consistent with this Section 14.2. If there is an Underpayment, the Company shall pay the Executive an amount consistent with this Section 14.2.

14.3 The determinations with respect to this Section 14 shall be made by an independent auditor (the “Auditor”) compensated by the Company. The Auditor shall be the Company’s regular independent auditor, unless the Executive objects to the use of that firm or the regular independent auditor is unable or unwilling to makes such determinations, in which event the Auditor shall be a nationally-recognized United States public accounting firm chosen by the Company and approved by the Executive (which approval shall not be unreasonably withheld or delayed). In addition, the Company shall obtain a valuation of the non-competition provisions contained in Section 5 which shall be considered by the Auditors in connection with its determinations under this Section 14. The Auditor’s report contemplated by this Section 14 shall be in a form on which the Executive can rely in filing his taxes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

REVLON CONSUMER PRODUCTS CORPORATION

By: /s/ Ely Bar-Ness
Ely Bar-Ness
Chief Human Resources Officer
Date: December 16, 2019

EXECUTIVE:

/s/ Sergio Pedreiro
Sergio Pedreiro
Date: December 16, 2019

By signing below Revlon, Inc. hereby agrees to the provisions of Sections 3 and 9.

REVLON, INC.

By: /s/ Ely Bar-Ness
Ely Bar-Ness
Chief Human Resources Officer
Date: January 2, 2020

SCHEDULE A

REVLON CODE OF CONDUCT AND BUSINESS ETHICS

See attached.

[available online at www.revloninc.com]

SCHEDULE B

A “Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i) any Person, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided that under such circumstances the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i) and clause (iii), such other Person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);
(ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;
(iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity in which any Person, other than one or more Permitted Holders is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities of such entity representing 50% or more of the combined voting power of such entity’s Voting Stock, and the Permitted Holders “beneficially own” (as so defined) directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such entity than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such entity; or
(iv) “Change of Control” shall have occurred under, and as defined in, the indenture governing Revlon Consumer Products Corporation’s 8 5/8% Senior Subordinated Notes Due 2008 or any other Subordinated Obligations of Revlon Consumer Products Corporation so long as such 8 5/8% Senior Subordinated Notes Due 2008 or other Subordinated Obligations are outstanding.
Notwithstanding the foregoing and for the sake of clarity a “Change of Control” shall not be deemed to have occurred (a) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same combined voting power of the Voting Stock in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions or (b) upon the occurrence of a Material

Transaction if following a transaction MacAndrews & Forbes continues to own or control an operating business formerly conducted by Revlon. For purposes of the foregoing, a “Material Transaction” shall mean a significant transaction involving a material amount of the assets or operations of the Company (a “Material Transaction”).
“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.
“Company” means Revlon, Inc. together with its subsidiaries, including, without limitation, Revlon Consumer Products Corporation.
“8 5/8% Senior Subordinated Notes Due 2008” means Revlon Consumer Products Corporation’s 8 5/8% Senior Subordinated Notes due 2008 and any notes exchanged therefor.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
“Permitted Holders” means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, “heirs”)) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
“Preferred Stock,” as applied to the Capital Stock of the Company, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company, over shares of Capital Stock of any other class of the Company.
“Subordinated Obligations” has the meaning ascribed thereto in the indenture for Revlon Consumer Products Corporation’s 9½% Senior Notes due 2011.
“Voting Stock” means all classes of Capital Stock of the Company then outstanding and normally entitled to vote in the election of Directors.